Exhibit 12

                                                 THE BEAR STEARNS COMPANIES INC.
                                  STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                 (In thousands, except for ratio)

                            (UNAUDITED)    (UNAUDITED)
                            NINE-MONTHS    NINE-MONTHS    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR
                               ENDED          ENDED          ENDED          ENDED          ENDED          ENDED          ENDED
                             MARCH 26,      MARCH 27,      JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,
                               1999           1998           1998           1997           1996           1995           1994
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
Earnings before taxes
  on income.............    $  633,718     $  792,466     $1,063,492     $1,013,690     $  834,926     $  388,082     $  642,799

Add: Fixed Charges
     Interest...........     2,539,402      2,613,611      3,638,513      2,551,364      1,981,171      1,678,515      1,023,866

     Interest factor
     in rents...........        23,654         22,410         30,130         26,516         25,672         24,594         21,772
                            ----------     ----------     ----------     ----------     ----------     ----------     ----------

Total fixed charges.....     2,563,056      2,636,021      3,668,643      2,577,880      2,006,843      1,703,109      1,045,638
                            ----------     ----------     ----------     ----------     ----------     ----------     ----------

Earnings before fixed
  charges and taxes on
  income................    $3,196,774     $3,428,487     $4,732,135     $3,591,570     $2,841,769     $2,091,191     $1,688,437
                            ==========     ==========     ==========     ==========     ==========     ==========     ==========

Ratio of earnings to
  fixed charges.........           1.2            1.3            1.3            1.4            1.4            1.2            1.6
                            ==========     ==========     ==========     ==========     ==========     ==========     ==========